WISDOMTREE TRUST

INVESTING FUND INVESTMENT AGREEMENT

This Investing Fund Investment Agreement (“Agreement”) is made as of this          day of                                     , 2021, by and between WisdomTree Trust (the “Trust”), on behalf of each of its current and future series, severally and not jointly (each, an “Investing Fund”) and the (a) registered investment company, on behalf of each of its current and future series, severally and not jointly or (b) business development company, set forth on Appendix A (each an “Acquired Fund”).

WHEREAS, the Trust is an open-end management investment company registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, each Acquired Fund is either an investment company registered with the SEC under the 1940 Act or a business development company (“BDC”) that has elected under section 54(a) of the 1940 Act to be subject to the sections addressing activities of BDCs under the 1940 Act; and

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits investment by an investment company, as defined in the 1940 Act, and any company or companies controlled by such company, in any other investment company that is registered under the 1940 Act; and

WHEREAS, Section 12(d)(1)(B) of the 1940 Act limits the sale by a registered open-end investment company, any principal underwriter therefor, or any broker or dealer registered under the Securities Exchange Act of 1934 of any security issued by such registered open-end investment company, knowingly, to any other investment company; and

WHEREAS, Section 12(d)(1)(C) of the 1940 Act limits investment by an investment company, and any company or companies controlled by such investment company, in a registered closed-end investment company; and

WHEREAS, Section 60 of the 1940 Act makes Section 12(d) applicable to a BDC to the same extent as it if were a registered closed-end fund; and

WHEREAS, the Trust desires that each Investing Fund, from time to time, be permitted to acquire shares of each Acquired Fund (“Shares”) in excess of the limits imposed by Section 12(d)(1)(A), (B) and (C), as applicable; and

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”), subject to compliance with the conditions of the Rule, exempts each Investing Fund and each Acquired Fund from the limits of Section 12(d)(1)(A),(B) and (C) of the 1940 Act, as applicable; and

WHEREAS, in reliance on the Rule, each Investing Fund may acquire Shares in excess of the limits imposed by Section 12(d)(1)(A), (B) and (C), as applicable.

NOW, THEREFORE, in accordance with the Rule and in consideration of the potential benefits to an Investing Fund and an Acquired Fund arising out of the investment by the Investing Funds in an Acquired Fund, the parties agree as follows:

1.     Representation and Warranties of the Acquired Funds.

(a)    Pursuant to the Rule, the Acquired Funds will comply with this Agreement and the terms and conditions of the Rule. Specifically, each Acquired Fund will comply at all times with the limitations on investments in other investment companies as specified in Section (b)(3)(ii) of the Rule.

(b)    The Acquired Funds will provide the Investing Funds with information on the fees and expenses of an Acquired Fund as may be reasonably requested by an Investing Fund.

2.     Representation and Warranties of the Investing Funds.

(a)    Each Investing Fund will comply with this Agreement and the terms and conditions of the Rule.

(b)    Other than entering into this Agreement prior to investing beyond the limits imposed by Section 12(d)(1), an Investing Fund has no obligation to notify the Acquired Fund of any purchases or sales of Shares of an Acquired Fund, or the planned amount of any future purchases or sales of Shares of an Acquired Fund, which are generally expected to occur in the secondary market with respect to listed Acquired Funds. An Investing Fund may voluntarily provide such information to the Acquired Fund, which will be treated as material non-public information for purposes of any policies or procedures adopted by the Acquired Funds’ investment adviser pursuant to the Insider Trading and Securities Fraud Enforcement Act of 1988.

(c)    Each Investing Fund will not acquire additional Shares of an Acquired Fund if the Acquired Fund, at the time of investment, is more than 25% of the assets of the Investing Fund.

(d)    Each Investing Fund will not acquire additional Shares of an Acquired Fund if it would cause the Investing Fund and its Advisory Group (as defined in the Rule), individually or in the aggregate, to hold more than 25% of the outstanding voting securities of the Acquired Fund.

3.    Termination; Governing Law.

(a)    This Agreement shall be effective for the duration of the Acquired Fund’s and the Investing Fund’s reliance on the Rule. While the terms of the Agreement shall only be applicable to investments in the Acquired Fund made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 3(b).

(b)     This Agreement will continue until terminated in writing by either party upon sixty (60) days’ written notice to the other party. Upon termination of this Agreement, the Investing Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1) limits.

(c)    This Agreement will be governed by Delaware law without regard to choice of law principles.

4.     Notices.

All notices, including any information that either party is required to deliver to the other by the Rule or by this Agreement shall be in writing and shall be delivered by registered or overnight mail, facsimile or electronic mail to the address for each party set forth below (which may be changed from time to time upon written notice to the other party). All notices, demands or requests so given will be deemed given when actually received as evidenced by written confirmation thereof. Except with respect to facsimile or e-mail notice provided pursuant to Section 2(b), facsimile or email notice shall not be deemed to have been delivered unless followed promptly by written notice delivered by registered or overnight mail.

If to the Trust:

WisdomTree Trust

245 Park Avenue, 35th Floor

New York, NY 10167

Attn:

Email:

If to the Acquired Fund:

Fax:

Email:

5.     Miscellaneous.

(a)    Assignment. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and representatives as applicable. This Agreement shall not be assignable. Any purported assignment in violation of the immediately preceding sentence shall be void and of no effect.

(b)    Amendment. With the exception of the contact information listed in Section 4, which may be changed from time to time upon notice to the other party, the parties may amend this Agreement only by a written agreement signed by both parties.

(c)    Counterparts. This Agreement may be executed in two counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by email or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by email shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by the party delivering it.

IN WITNESS WHEREOF, the parties have duly executed this Investing Fund Investment Agreement as of the date first set forth above.

WISDOMTREE TRUST

By:

Name:

Title:

[ACQUIRED FUNDS]

By:

Name:

Title:

APPENDIX A

Name of Registered Investment Company and/or BDC